EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our report dated March 15, 2006, accompanying the consolidated financial statements and schedule in the Annual Report of Stonepath Group, Inc. and subsidiaries on Form 10-K for the year ended December 31, 2005. We hereby consent to the incorporation by reference of said report in the Registration Statements of Stonepath Group, Inc. on Form S-3 (File No. 333-112609, 333-110231, 333-108605, 333-104228, 333-91240, and 333-64452, and the Registration Statements on Forms S-8 (File No. 333-113052, 333-109249, 333-103439 and 333-74918).
/s/ GRANT THORNTON LLP
Seattle, Washington
March 27, 2006